Radius Explorations Ltd
News Release 2003-01
January 13, 2003

                  High Grade Gold Reported from
  La Laguna North and Guapinol South Target Areas in Guatemala

Radius Explorations Ltd. is pleased to report that exploration results obtained during the final months of 2002 confirm the presence of high-grade gold values associated with quartz/arsenopyrite bodies at the La Laguna North and Guapinol South target areas within the Tambor Joint Venture ground.

Of the seven project areas targeted for scout drilling by the Joint Venture during 2002, all but one returned gold values in excess of 1g/t. However, assay results vary widely as do deposit types along the 22km trend of mineralized metamorphic rocks currently under evaluation:

  - Moderate/high grade gold mineralization in quartz lodes (La Laguna North, JNL).
  - Variable widths of low grade, disseminated gold along structural contacts between amphibolite and phyllite (Lupita).
  - Narrow, flat lying zones of low grade gold within amphibolite host rocks (Cobano, TBS).
  -  Stockwork/sheeted quartz veinlets in granodiorite (La
  Laguna South).

Significant highlights from the scout drilling include results from the La Laguna North prospect where a steeply dipping, SW plunging, quartz lode was intersected in holes BVRC-02-002, 0015 and 0017. Hole BVRC-02-002 returned 18.3 metres of 8.2 g/t Au and hole BVRC-02-0015 cut the zone 100 metres down dip, returning
18.3 metres of 12.2 g/t Au. The third hole drilled on section (BVRC-02-0017) returned significant values from two discrete zones (3.1m of 5.6 g/t; 13.7m of 2.2 g/t) contained within a 53 metre interval of strong quartz veining and disseminated arsenopyrite. Mineralization at La Laguna North has now been confirmed over a down-dip interval of 200 metres with the system open in that direction and along strike. Preliminary metallurgical testwork has commenced on composited samples from cuttings, and a follow-up program and budget are in preparation.

A recent development on the property is the discovery of high-grade, quartz vein hosted mineralization associated with abundant visible gold at an area known as Guapinol South. Reconnaissance manual trenching has returned values up to 10.1 metres of 31 g/t Au in trench GP-5 and 8.8 metres of 20.8 g/t in trench GP-9. The potential strike length of the Guapinal South vein system as indicated by surface prospecting is approaching 2,000 metres.

To date, 15 manual trenches have been completed and work continues to expand the vein system both to the west and east. A summary of the trenches in Guapinol South is reported below, results are still pending for some trenches. A budget and program for the drill testing of the Guapinol South project has been approved with road and site preparation to begin immediately.

GUAPINOL SOUTH - TRENCH SUMMARY
_________________________________________________________________

Trench Meters  Sample    No.    Significant mineralized intervals
       sampled numbers   of     or highest Au values
                       samples
_________________________________________________________________

GP-3   48.38   112972-   28     9.28 m @ 5.286 g/t Au, includes
               112999           1.0m @ 29.931 g/t Au
GP-4   64.81   115562-   35     14.03 m @ 9.517 g/t Au, includes
               115596           6.86 m @ 17.805 g/t Au
GP-5   66.96   115597-   35     10.08 m @ 31.311 g/t Au
               115631
GP-6   69.46   115632-   33     Trench failed to intersect vein
               115665
GP-7   32.66   115700-   22     7.49m @ 7.61 g/t Au, including
               115721           2.01m @ 21.36 g/t Au
GP-9   33.06   110574-   19     8.81m @ 20.806 g/t Au, including
               110592           6.36m @ 28.344 g/t Au
GP-10  25.58   110593-   16     4.60m @ 8.41 g/t Au
               110608
GP-11  14.11   111057-   15     No significant values, failed to
               111071           intersect vein
_________________________________________________________________

Trenches 1, 2 and 8 were located on a separate target area.

The Tambor properties consist of a large land package (+1,000 square kilometres) located in Central Guatemala, on the south side of the subcontinental scale Motagua Fault system. The area was recognized as prospective in 2000 when Radius geological staff located mesothermal-style gold mineralization associated with a belt of schistose rocks within this suture zone.

The Company entered into a joint venture with Gold Fields Ltd. of South Africa in December 2001 whereby Gold Fields has the right to earn a 55% interest in these holdings by spending US$5 million in exploration and development over a three-year period. Over the past year US$1.7 million was spent on the properties conducting geological mapping, geochemistry, trenching and first pass drill testing of several of the identified mineralized zones.

Radius is a gold exploration company with extensive land holdings in Central America. The Company is exploring and developing project areas through joint venture partnerships, a strategy which allows Radius's geological team to focus their expertise on locating additional grassroots gold mineralized systems.

For further information on the Company and its projects, please call toll free at 1-888-627-9378 or visit our web site at www.radiusgold.com.


ON BEHALF OF THE BOARD

"signed"
Simon T. Ridgway, President

Symbol:  TSXV-RDU
Shares Issued:  23.7 million

     The TSX Venture Exchange has not reviewed and does not take responsibility for the adequacy or accuracy of this release.